Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nushares ETF Trust:

We consent to the use of our report dated September 26, 2019, with respect to the financial statements and financial highlights of Nuveen Enhanced Yield U.S. Aggregate Bond ETF, Nuveen Enhanced Yield 1-5 Year U.S. Aggregate Bond ETF and Nuveen ESG U.S. Aggregate Bond ETF, as of July 31, 2019, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

November 21, 2019